Exhibit 99.B(j)(3)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form N-1A of our report dated December 22, 2008, relating to the statement of changes in net assets and financial highlights of The Victory Portfolios.

PricewaterhouseCoopers LLP

Columbus, Ohio

February 16, 2010